Exhibit 99.1

SCRIPT – DRAFT

SPI Solar

Third-Quarter 2012 Teleconference

1:30 p.m. PT/4:30 p.m. ET

November 14, 2012

(Operator introduces call and speaker)

Operator:

Good day ladies and gentlemen. Thank you for standing by.

Welcome to SPI Solar’s third-Quarter 2012 conference call. During today’s presentation, all parties will be in listen-only mode. Following the presentation, the conference call will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you are on a speakerphone, you will need to pick up the handset before making your selection. This conference is being recorded today, Wednesday, November 14, 2012.

At this time I’d like to turn the conference over to Peter DeNardo of Demer IR. Please go ahead, sir.

Peter DeNardo:

Thank you, Operator. Good afternoon and thank you for joining SPI Solar’s third-quarter conference call which is also being webcast on the company’s website at SPISolar.com.

On today’s call, the Company’s Chief Executive Officer, Steve Kircher, will review highlights of the quarter, followed by Chief Financial Officer Jim Pekarsky, who will review the financial results, outline the company’s business outlook for the remainder of 2012, and then open up the call for questions.

Safe Harbor:

Before we begin, please note that this conference call may contain forward-looking statements within the meaning of federal securities laws regarding SPI Solar.

Forward-looking statements include statements about plans, objectives, goals, strategies, future events and performance, and underlying assumptions and other statements that are different than historical fact. These forward-looking statements are based on current management expectations, and are subject to risks and uncertainties that may result in the Company’s expectations not being realized, and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include change in the demand for the Company’s products; the impact of competition and government regulation; the impact the Company’s strategic partnership with LDK Solar may have on the business; the potential for SPI Solar to partner with China Development Bank on financing projects; the status of the company’s loan with Cathay Bank; timing of revenue recognition on large and complex solar power projects; the impact of the company’s reorganization and its anticipated benefits on SPI’s business model; and other risks contained in statements filed from time-to-time with the SEC. All such forward-looking statements, whether written or oral, made on behalf of the Company, are expressly qualified by these cautionary statements, and such forward-looking statements are subject to risks and uncertainties, and we caution you not to place undue reliance on these. The Company expressly disclaims any obligation to update or revise information contained in these forward-looking statements except as required by law.

Now, let me turn the call over to Steve Kircher. Steve?

Stephen Kircher:

Thanks, Peter, and hello everyone. Thanks for joining us today.

I’ll start off with an update on the business and a review of some of the challenges we are facing in certain markets. Then I’ll turn the call over to Jim Pekarsky, our CFO, for a review of the financial results and our current business outlook.

Business Overview:

As I mentioned on our last couple of calls, we have continued to experience delays on project funding in New Jersey, Greece and Portugal, which have significantly impacted our business as well as our total net sales expectations for 2012. Elsewhere, in markets such as Hawaii and Italy, we are seeing continued progress and are working with alternative sources of financing to eliminate these kinds of roadblocks. I’ll provide an update on Hawaii and Italy and discuss our outlook there in a moment, but first, let me provide you with a detailed update on the financing issues that have negatively impacted our business in other markets.

Customers & Other Highlights:

As I’m sure you are aware, conditions in the solar market have continued to be challenging and have caused existing projects and new contracts to be delayed while financing is sourced. Over the last few months, SPI has experienced these issues and attempted to mitigate them wherever possible. However, since many of our current projects have required upfront planning, financing and contractual legwork, SPI has been impacted, despite our best efforts. Chief among these issues has been LDK Solar’s financial condition and China Development Bank’s hesitancy to provide financing for projects that utilize LDK’s solar panels in New Jersey, Greece and Portugal.

In general, the bulk of the negative near-term impact is in New Jersey, where funding for a number of KDC Solar projects is tied up. This has led to significant project delays, including our Mountain Creek project and others staged for construction start. Notwithstanding these negatives, there are a couple of positive developments in New Jersey — our Middlesex project is being completed and our large development with Imclone is expected to be permitted soon, which should boost net sales recognition over the first half of 2013.

Recently, LDK has engaged in some corporate transactions to bolster its balance sheet and we are hopeful this may lead to some clarity and resolution. In addition, we have been in active and ongoing discussions with China Development Bank, or CDB, to try to ascertain the status of stalled projects and to restart them as soon as possible so construction financing can be released. In the meantime, we remain focused on our SGT and Hawaiian pipelines.

SGT has performed well since our acquisition and SGT’s results were significant in contributing to SPI’s total net sales for the third quarter. We continue to see a solid pipeline of rooftop solar business in the Italian market and the business has been performing as expected. More importantly, we are working with Italian banks through SGT and utilizing solar panels from various providers, so we don’t currently see the kind of financing risk that we’re experiencing with our projects in New Jersey.

In Hawaii, we are working with Solar Hub to move projects forward. So far, SPI’s $6 million investment to provide initial bridge-loan financing has led to the approval of 17MW of projects. In this market — in conjunction with Solar Hub — we are working with US based banks to secure financing and as the projects begin to be developed, we can expect that significant cash flows return to our balance sheet.

Furthermore, as the EPC co-developer, we expect gross margins that are demonstrably higher than our historical margins and higher than most other standard, full-construction-service EPCs in the sector. Currently, we are tracking five projects in Maui that are expected to start over the next several months, and we anticipate that a significant portion of the project pipeline will build out in 2013. This should lead to a substantial improvement in our bottom-line financial results for 2013.

We plan to continue to work with LDK and CDB to resolve our project financing issues to determine how best to adapt to this difficult situation. In the meantime, the reorganization we completed during the quarter to reduce our operating expenses and the health of our SGT and Hawaii portfolios should support our ability to navigate through these challenges.

Now, let me turn the call over to Jim to review financial highlights for the quarter. Jim?

Jim Pekarsky:

Thanks, Steve.

Before we begin, please note that the historical financials and comparisons that I’ll review today reflect the acquisition of Solar Green Technologies, or SGT, as required under U.S. GAAP accounting guidelines for a transfer of an entity under common control.

Now, let me move on to a discussion of our results.

Financial Highlights:

Total net sales for third-quarter 2012 were $36.2 million, compared with $24.4 million for the prior quarter.

Gross profit for the third quarter was $5.2 million, compared with $3.5 million for the second quarter of 2012.

Total operating expenses for the third quarter of 2012 were $10.4 million, compared with $6.3 million for the second quarter of 2012.

Operating expenses for the quarter included a goodwill impairment charge of $5.2 million. The company recorded the impairment charge due primarily to the recent reduction in our market capitalization, which resulted in SPI’s market value being significantly lower than its quarter-end book value.

In addition, the company has determined that it is in violation of certain covenants on its loan with Cathay Bank and is working to obtain modifications or waivers on those to avoid default. However, there are no assurances the company will be successful in obtaining the modifications or waivers.

On a GAAP basis, net loss for third-quarter 2012 was $7.2 million, or ($0.04) per basic and diluted share. The goodwill impairment charge I just mentioned was equivalent to about ($0.03) per basic and diluted share. By comparison, GAAP net loss for second-quarter 2012 was $2.1 million, or ($0.01) per basic and diluted share.

Total diluted shares outstanding for the quarter were approximately 194.6 million shares, reflecting an increase over second-quarter 2012 of approximately 184.5 million shares due primarily to the SGT acquisition in Q2.

Balance Sheet:

Turning to the balance sheet, cash and cash equivalents at September 30, 2012 were $20.4 million, compared with $24.5 million at December 31, 2011.

Accounts and notes receivable at September 30, 2012 were $94.3 million, compared with $99.6 million at December 31, 2011.

And finally, total current assets at September 30, 2012 were $165.4 million, compared with $158.9 million at December 31, 2011.

Now, let me turn to our current business outlook.

Business Outlook:

Due to continued delays and the push out of EPC projects that utilize solar panels from LDK Solar, which require funding from CDB, SPI now expects total 2012 net sales in the range of $100 million to $120 million. As Steve mentioned, we are working to resolve these issues and to improve our project management flow and release construction funds as quickly as possible.

Now I’d like to turn the call back to the Operator, who will open the call for questions.

Operator?

Operator:

Thank you, sir. Ladies and gentlemen, at this time we will now be conducting a question-and-answer session. If you do have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw that question, press the star, followed by the two. If you are on a speakerphone, you need to pick up your handset before making your selection. One moment please.

Q&A Session

Teleconference Close:

Operator:

Thank you and I’m showing there are no further questions in the queue. I’ll turn the call back over to Mr. Kircher for any closing comments.

Stephen Kircher:

Thank you, operator.

Close:

And thank you for joining us today. While financing constraints have curtailed some of our near-term momentum for now, we continue to be encouraged by the overall opportunity within the commercial solar sector. With our ability to effectively manage projects with a lower corporate cost structure and a much more nimble operating role, we believe SPI is positioned to improve its financial results as the new year unfolds.

We look forward to speaking with you again on our next call in February when we plan to report our fourth quarter and full-year 2012 financial results. Thanks again and good afternoon.

Operator:

Thank you, and ladies and gentlemen if you would like to listen to a replay of today’s call, please dial 877-870-5176. International participants, you may dial 1-858-384-5517; enter the pass code 4574731. Playback will be available through November 21, 2012. That does conclude today’s SPI Solar Third-Quarter 2012 conference call.

Thank you for your participation. You may now disconnect.